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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported):

                               September 28, 1999
                               ------------------

                               INTER PARFUMS, INC.
             (Exact name of Registrant as specified in its charter)

                         Commission File Number 0-16469

           Delaware                                         13-3275609
------------------------------                        -------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                        Identification No.)

                   551 Fifth Avenue, New York, New York 10176
                   ------------------------------------------
                    (Address of Principal Executive Offices)

                                  212. 983.2640
                                  -------------
              (Registrant's Telephone number, including area code)

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Item 5.  Other Events.

         Inter Parfums, Inc. (the "Company"), announced today that LV Capital, a wholly-owned subsidiary of LVMH Moet Hennessy Louis Vuitton S.A. ("LVMH") and the two principal shareholders of Inter Parfums, Inc., Messrs. Jean Madar and Philippe Benacin, have reached an agreement in principle for LV Capital to increase its equity ownership in the Company, to 20% of the outstanding shares at $12.00 per share, by purchasing outstanding shares, including shares held by the principal shareholders, and shares underlying outstanding options. LVMH previously filed a Schedule 13D which disclosed that it had accumulated 6.3% of the outstanding shares of Common Stock of Inter Parfums.

         The agreement in principal is subject to the execution and delivery of formal, written agreements, and routine closing conditions, including regulatory compliance. Subject to the foregoing conditions, the closing is expected to occur in early November 1999.

         In addition, LV Capital and the Company have agreed in principle upon certain corporate governance issues, including increasing the number of Board members from seven (7) to ten (10) and granting two (2) seats on the Board to designees of LV Capital.

         Further, in return for LV Capital becoming a strategic partner of the Company, LV Capital is to be granted a preemptive right to purchase shares of the Company for cash at fair market value upon issuance of shares to any party other than LV Capital, subject to certain exceptions. Finally, LV Capital is to agree to a standstill agreement, which includes a cap on the amount of shares that LV Capital can purchase equal to 25% of the outstanding shares of Common Stock.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: September 28, 1999

                           Inter Parfums, Inc.

                           By: /s/ Russell Greenberg
                              ----------------------
                           Russell Greenberg, Executive Vice President


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